Exhibit 99

DOMINION ENERGY, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2020
(millions, except per share amounts)
Operating Revenue	$ 17,210

Operating Expenses	13,583

Income from operations	3,627

Other income	199

Interest and related charges	1,794

Income from operations including noncontrolling interests before income tax expense	2,032

Income tax expense	218

Net income including noncontrolling interests	1,814

Noncontrolling interests	46

Net Income Attributable to Dominion	$ 1,768

Earnings Per Common Share
Net income attributable to Dominion Energy - Basic	$ 2.16
Net income attributable to Dominion Energy - Diluted	2.08

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2020
(millions)
Operating Revenue	$ 8,073

Operating Expenses	6,489

Income from operations	1,584

Other income	9

Interest and related charges	515

Income before income tax expense	1,078

Income tax expense	229

Net Income	$ 849

DOMINION ENERGY GAS HOLDINGS, LLC

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2020
(millions)
Operating Revenue	$ 2,159

Operating Expenses	1,254

Income from operations	905

Earnings from equity method investee	45

Other income	173

Interest and related charges	282

Income before income tax expense	841

Income tax expense	110

Net income from continuing operations	731

Net income from discontinued operations	87

Income from operations including noncontrolling interests	818

Noncontrolling interests	118

Net Income Attributable to Dominion Energy Gas	$ 700